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                                                                   EXHIBIT 10.21

                            MICRO GENERAL CORPORATION
                                 PROMISSORY NOTE

$5,000,000                                                   Irvine, California
                                                                   May 14, 1998


        MICRO GENERAL CORPORATION, a corporation duly organized and existing under the laws of Delaware (hereinafter the "Company," which term includes any successor corporation or corporations under the Agreement hereinafter referred
to), for value received, hereby promises to pay to FIDELITY NATIONAL TITLE COMPANY, a California corporation, at its office at 17911 Von Karman Avenue, Suite 300, Irvine, California 92614, or order ("Lender"), the principal sum of Five Million Dollars ($5,000,000), or so much thereof as shall have been disbursed by Lender and which at that time remains unpaid, together with simple interest thereon from the date hereof at the rate of nine percent (9%) per annum, in such coin or currency of the United States of America as at the time pf payment shall be legal tender for the payment of public and private debts, payable as follows: Accrued interest shall be payable quarterly and the entire unpaid balance of this Note, including principal and all accrued interest, shall be due and payable on May 14, 2000. All payments shall be applied first to accrued interest and then to principal.

        This Note may be prepaid in whole or in part at any time with the prior written consent of Lender so long as the Company gives ten (10) days' prior written notice to Lender of the Company's intent to prepay this Note or any portion hereof. Such notice of prepayment shall state the proposed payment date and the principal amount to be repaid.

        The obligation of this Note shall be subordinated to the obligations of the Company in favor of Cal West Service Corporation and Dito Caree L.P. Holding, as Lenders, under the terms and provisions of a Convertible Note Purchase Agreement.

        This Note is duly authorized and issued by the Company, is designated as set forth on the fact hereof, and is limited to the aggregate principal amount of $5,000,000 issued under and pursuant to the terms of a Loan Agreement dated May 14, 1998 duly executed and delivered by the Company and Fidelity National Title Company, as Lender, to which Agreement reference is made hereby for further description of the rights, limitation of rights, obligations and duties thereunder by the Company and the Lender. In case of an Event of Default shall have occurred under this Note or under the terms of the Agreement (as the term "event of Default" is defined in said Agreement), the principal balance hereof and all accrued by unpaid interest thereon may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in this Agreement.

        IN WITNESS WHEREOF, the Company has caused this instrument to be signed manually or by facsimile by its duly authorized officers.

                                            MICRO GENERAL CORPORATION
                                            a Delaware corporation

                                            By: _______________________________
                                            Name: _____________________________
                                            Title: ____________________________